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                                      EXHIBIT 11
                          BARNETT BANKS, INC. - CONSOLIDATED
               COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                       FOR THE TWELVE MONTHS ENDED DECEMBER 31

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                                                       1996                          1995                         1994
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                                                             FULLY                          FULLY                         FULLY
                                          PRIMARY           DILUTED         PRIMARY        DILUTED        PRIMARY        DILUTED
                                        ----------        ----------      ----------     ----------     ----------     -----------
Equivalent shares:

Average shares outstanding:             191,033,245       191,033,245    193,070,480    193,070,480    194,524,992     194,524,992

Additional shares due to:

Stock options                             3,210,450         4,362,256      1,961,804      2,899,592      1,568,454       1,568,454

Series A preferred stock                          0         1,905,029              0      7,501,224              0       7,547,200

Series B preferred stock                     54,010            54,010         62,532         62,532         68,936          68,936

Series C preferred stock                          0                 0              0      4,425,646              0       5,822,680
                                        --------------------------------------------------------------------------------------------

Total equivalent shares                 194,297,705       197,354,540    195,094,816    207,959,474    196,162,382     209,532,262
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Earnings per share:

Net income                                 $564,491          $564,491       $533,301       $533,301       $487,971        $487,971

Less: Preferred stock dividends              (2,168)                0        (15,861)             0        (18,200)              0
                                        --------------------------------------------------------------------------------------------
Adjusted net income                        $562,323          $564,491       $517,440       $533,301       $469,771        $487,971
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Total equivalent shares                 194,297,705       197,354,540    195,094,816    207,959,474    196,162,382     209,532,262

Earnings per share on net income              $2.89             $2.86          $2.65          $2.56          $2.39           $2.33
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